AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 2000
                                                REGISTRATION NO.  333-40516
==============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                    -----------------------------------
                       POST-EFFECTIVE AMENDMENT NO. 1
                                     ON
                                  FORM S-8
                                     TO
                                  FORM F-4
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                    -----------------------------------
                               WPP GROUP PLC
           (Exact name of registrant as specified in its charter)

          ENGLAND AND WALES                                  NONE
   (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                  Identification Number)

                               27 FARM STREET
                           LONDON WIX 6RD ENGLAND
                           (011 44) 20 7408 2204
           (Address of registrant's principal executive offices)

         YOUNG & RUBICAM HOLDINGS INC. MANAGEMENT STOCK OPTION PLAN
           YOUNG & RUBICAM INC. 1997 INCENTIVE COMPENSATION PLAN
              YOUNG & RUBICAM INC. DIRECTOR STOCK OPTION PLAN
              YOUNG & RUBICAM INC. DEFERRED COMPENSATION PLAN

                         (Full title of the plans)

                               CT CORPORATION
                               1633 BROADWAY
                             NEW YORK, NY 10019
                               (212) 315-7920
         (Name, address, and telephone number of agent for service)

                                  Copy to:

                           PHILIP S. REISS, ESQ.
                            DAVIS & GILBERT LLP
                               1740 BROADWAY
                             NEW YORK, NY 10019
                               (212) 468-4800

                                              CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
                                                       Proposed Maximum        Proposed Maximum
Title of Securities       Amount to be                 Offering Price Per      Aggregate Offering     Amount of
to be Registered          Registered                   Share                   Price                  Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Ordinary Shares,
nominal value 10p         23,743,899                         (3)                     (3)                    (3)
each(1)                   Ordinary Shares(2)
-------------------------------------------------------------------------------------------------------------------------

(1) American Depositary Shares of the Registrant ("ADS") evidenced by American Depositary Receipts issuable upon deposit of the Ordinary Shares, nominal value 10p each, of the Registrant ("Ordinary Shares") have been registered under a separate registration statement on Form F-6 (Reg. No. 333-5906). Each ADS requests five Ordinary Shares.

(2) Includes an indeterminate amount of additional Ordinary Shares which may be necessary to adjust the number of Ordinary Shares subject to issuance pursuant to the Plans set forth above, as a result of any future stock split, stock dividend or similar transaction with respect to Ordinary Shares.

(3) Not applicable. The filing fee payable in connection with the registration of the Ordinary Shares subject to this Post-Effective Amendment was previously paid in connection with the filing of the Registrant's Registration Statement on F-4 (No. 333-40516) on June 30, 2000.

(*) Filed as a Post-Effective Amendment on Form S-8 to such Registration Statement on Form F-4 pursuant to the procedure described herein in the section captioned "Explanatory Note."

                              EXPLANATORY NOTE

     References to the "Company" and the "Registrant" mean WPP Group plc, an English public limited company. References to "Y&R" mean Young & Rubicam Inc., a Delaware corporation.

     Under an Amended and Restated Agreement and Plan of Merger, dated as of May 11, 2000, by and among the Company, Y&R, York Merger Corp., a wholly-owned subsidiary of WPP ("York Merger Corp."), and York II Merger Corp, a wholly-owned subsidiary of York Merger Corp ("York II Merger Corp."): (i) York II Merger Corp. will merge with and into Y&R (the "Merger"), with Y&R surviving as an indirect, wholly-owned subsidiary of the Company and (2) each outstanding share of common stock, par value $.01 per share of Y&R ("Y&R Common Stock") will be canceled in exchange for the right to receive .835 American Depositary Shares of the Company (each an "ADS"). Each ADS represents five ordinary shares, nominal value 10p each, of the Company ("Ordinary Shares"). Holders of Y&R Common Stock will have the right to elect to receive the Ordinary Shares represented by all or a portion of the ADS such holders are otherwise entitled to receive. The Merger will be effective on October 4, 2000 (the time the Merger is effective, "Effective Time").

     At the Effective Time, all options to purchase shares of Y&R Common Stock ("Company Options") which are then outstanding and unexercised will cease to represent a right to acquire Y&R Common Stock and (x) Company Options held by a person whose primary residence or employment with Y&R or any of its subsidiaries is in Europe will be converted into option to acquire Ordinary Shares and (y) all other Company Options will be converted into options to acquire ADSs.

     The Company hereby amends its Registration Statement on Form F-4 (333-40516) (the "Form F-4") by filing this Post-Effective Amendment No. 1 on Form S-8 relating up to 23,743,899 Ordinary Shares, subject to adjustment, deliverable pursuant to Young & Rubicam Inc. Deferred Compensation Plan, or issuable upon the exercise of options granted or pursuant to the terms of the following plans of Y&R (together with the Young & Rubicam Deferred Compensation Plan, the "Y&R Plans"):

          o    Young & Rubicam Holdings Inc. Management Stock Option Plan;

          o    Young & Rubicam Inc. 1997 Incentive Compensation Plan; and

          o    Young & Rubicam Inc. Director Stock Option Plan.

     All such Ordinary Shares were previously registered on the Form F-4 but will be issued pursuant to this Post-Effective Amendment on Form S-8.

                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing information specified in Part I of the Form S-8 of the Securities and Exchange Commission (the "Commission") will be sent or given to participants in the Y&R Plans as required by Rule 428(b)(1) under the Securities Act of 1933. These documents are not required to be filed with the Commission but (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

     a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 1999,

     b) All other reports filed by the Registrant with the Commission pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 since January 1, 2000.

     c) The Sections entitled "Description of WPP Ordinary Shares" and "Description of WPP American Depositary Shares" contained in the Proxy Statement/Prospectus, dated August 25, 2000, included in Amendment No. 1, filed August 25, 2000, to the Form F-4.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

     ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity under English law of the WPP Ordinary Shares offered hereby has been passed upon by Allen & Overy.

     ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 128 of the Registrant's Articles of Associates provides:

     "Subject to the provisions of and to the extent permitted by the Companies Act 1985 and every other statute, statutory instrument, regulation or order for the time being in force concerning companies registered under that Act, every director or other officer or auditor of the Company shall be indemnified out of the assets of the Company against all liabilities incurred by him in actual or purported execution or discharge of his duty or the exercise or purported exercise of his actual or purported execution or discharge of his duty or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or offices but,

     (a) this indemnity shall not apply to any liability to the extent that it is recovered from any other person;

     (b) the indemnity is subject to such officer or auditor taking all reasonable steps to effect such recovery, to the intent that the indemnify shall not apply where an alternative right of recovery is available and capable of being enforced."

     Section 310 of the U.K. Companies Act 1985 (as amended by Section 147 of the U.K. Companies Act 2989) applicable to the Registrant, a public limited company incorporated under the laws of England and Wales, provides as follows:

     "310. PROVISIONS EXEMPTING OFFICERS AND AUDITORS FROM LIABILITY

     (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

     (2) Except as provided by the following subsection, any such provision is void.

     (3)  This section does not prevent the company

          (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

          (b) from indemnifying any such officer or auditor against any liability incurred by him

               (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

               (ii) in connection with any application under section 144(3)
                    or (4) (acquisition of shares by innocent nominee) or
                    section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

Section 727 of the UK Companies Act 1985 provides as follows:

"727 POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES:

"(1) If in any proceedings for negligence, default, breach of duty or breach of trust against any officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect to the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably and that having regard to all of the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

     The Registrant maintains directors' and officers' insurance coverage, which, subject to policy terms and limitations, will include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of Registrant.

     ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

     ITEM 8. EXHIBITS

EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------

4.1 Memorandum and Articles of Association of WPP Group plc (incorporated by reference to Exhibit 1(a) of the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1998 filed with the Commission (File No. 000-16350)).

4.2 Amended and Restated Deposit Agreement, dated as of October 24, 1995, among WPP Group plc, Citibank, N.A., as Depositary, and all holders and beneficial owners from time to time of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit
                    (a) of the Registration Statement on Form F-6 filed with the Commission on October 31, 1996 (Reg. No. 333-5906)).

4.3 Amendment No. 1 to amended and Restated Depositary Agreement, dated as of November 9, 1999, by and among WPP Group plc, Citibank, N.A., as Depositary, and all holders and beneficial owners from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a)(i) of Post-Effective Amendment No. 1 to the Registration Statement on Form F-6 filed with the Commission on November 9, 1999 (Reg. No. 333-5906)).

5 Opinion of Allen and Overy regarding validity of shares being registered (filed with the Commission as Exhibit 5 to Amendment No. 1, filed with the Commission on August 25, 2000, to the Form F-4).

15 Letter of Arthur Andersen regarding WPP's unaudited results.

23.1                Consent of Arthur Andersen.

23.2 Consent of Allen & Overy (included in the opinion referenced under Exhibit 5).

24 Power of Attorney (filed as Exhibit 24 to the Form F-4 filed with the Commission on June 30, 2000).

     ITEM 9. UNDERTAKINGS

     The Company hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F.

          (e) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in
Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-4 (No. 333-40516) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on October 3, 2000.

                                        WPP Group plc

                                        /s/ Paul W. G. Richardson
                                        ----------------------------------
                                        By: Paul W. G. Richardson
                                        Title: Group Financial Director


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                               TITLE                           DATE
              ---------                               -----                           ----

         /s/ Hamish Maxwell*           Chairman (non-executive) of the Board     October 3, 2000
-------------------------------------  of Directors
           Hamish Maxwell


       /s/ Sir Martin Sorrell*         Group Chief Executive (Principal          October 3, 2000
-------------------------------------  Executive Officer)
         Sir Martin Sorrell


      /s/ Paul W. G. Richardson        Group Financial Director (Principal       October 3, 2000
-------------------------------------  Financial Officer)
        Paul W. G. Richardson


          /s/ Paul Delaney*            Director of Group Treasury (Principal     October 3, 2000
-------------------------------------  Accounting Officer)
            Paul Delaney


        /s/ Brian J. Brooks*           Executive Director                        October 3, 2000
-------------------------------------
           Brian J. Brooks


     /s/ Jeremy J. D. Bullmore*        Non-Executive Director                    October 3, 2000
-------------------------------------
        Jeremy J. D. Bullmore


          /s/ Esther Dyson*            Non-Executive Director                    October 3, 2000
-------------------------------------
            Esther Dyson


         /s/ Masao Inagaki*            Non-Executive Director                    October 3, 2000
-------------------------------------
            Masao Inagaki


       /s/ John B. H. Jackson*         Non-Executive Director                    October 3, 2000
-------------------------------------
         John B. H. Jackson


     /s/ Christopher Mackenzie*        Non-Executive Director                    October 3, 2000
-------------------------------------
        Christopher Mackenzie


       /s/ Stanley W. Morten*          Non-Executive Director                    October 3, 2000
-------------------------------------
          Stanley W. Morten


         /s/ John A. Quelch*           Non-Executive Director                    October 3, 2000
-------------------------------------
           John A. Quelch


         /s/ Eric R. Salama*           Non-Executive Director                    October 3, 2000
-------------------------------------
           Eric R. Salama


        /s/ Mary Ellen Howe*           Authorized representative in the U.S.     October 3, 2000
-------------------------------------
           Mary Ellen Howe


By:/s/ Paul W.G. Richardson

         Paul W.G. Richardson
      (Attorney in Fact)

                             INDEX TO EXHIBITS

EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------

4.1 Memorandum and Articles of Association of WPP Group plc (incorporated by reference to Exhibit 1(a) of the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1998 filed with the Commission (File No. 000-16350)).

4.2 Amended and Restated Deposit Agreement, dated as of October 24, 1995, among WPP Group plc, Citibank, N.A., as Depositary, and all holders and beneficial owners from time to time of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit
                    (a) of the Registration Statement on Form F-6 filed with the Commission on October 31, 1996 (Reg. No. 333-5906)).

4.3 Amendment No. 1 to amended and Restated Depositary Agreement, dated as of November 9, 1999, by and among WPP Group plc, Citibank, N.A., as Depositary, and all holders and beneficial owners from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a)(i) of Post-Effective Amendment No. 1 to the Registration Statement on Form F-6 filed with the Commission on November 9, 1999 (Reg. No. 333-5906)).

5 Opinion of Allen and Overy regarding validity of shares being registered (filed with the Commission as Exhibit 5 to Amendment No. 1, filed with the Commission on August 25, 2000, to the Form F-4).

15 Letter of Arthur Andersen regarding WPP's unaudited results.

23.1                Consent of Arthur Andersen.

23.2 Consent of Allen & Overy (included in the opinion referenced under Exhibit 5).

24 Power of Attorney (filed as Exhibit 24 to the Form F-4 filed with the Commission on June 30, 2000).